Exhibit 10.4

LOAN AGREEMENT

Dated as of July 16, 2004

by and between

COMSTOCK RESOURCES, INC.,
as the Lender

and

BOIS D’ARC ENERGY, LLC,
BOIS D’ARC PROPERTIES, LP

and
BOIS D’ARC OFFSHORE, LTD.
collectively as the Borrower

i

ii

EXHIBITS

Form of

A	Notice of Advance
B	Note
C	Compliance Certificate
D	Subsidiary Guaranty
E	Security Agreement

iii

LOAN AGREEMENT

     This LOAN AGREEMENT is entered into as of July                , 2004, by and between COMSTOCK RESOURCES, INC., a Nevada corporation ( “Lender”), and BOIS D’ARC ENERGY, LLC, a Nevada limited liability company (“BDA Energy”), BOIS D’ARC PROPERTIES, LP, a Nevada limited partnership (“Properties, LP”), and BOIS D’ARC OFFSHORE, LTD., a Texas limited partnership (“BDA Offshore,” and together with BDA Energy and Properties, LP, the “Borrower”).

PRELIMINARY STATEMENTS

     The Lender, the Borrower and certain other parties are party to the Contribution Agreement of even date herewith (the “Contribution Agreement”) pursuant to which the parties thereto have formed and capitalized the Borrower through the contribution of certain oil and gas properties. Under the Contribution Agreement, the Lender has agreed to make loans available to the Borrower from time to time to fund Borrower’s operations.

     It is in the best interest of each of the Guarantors to execute and deliver a Guaranty as each Guarantor will receive substantial benefits as a result of the Borrower entering into this Agreement with the Lender.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Agreement” means this Loan Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

     “Base Rate” means the then current Base Rate under the CRI Credit Agreement.

     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “Base Rate Spread” means, with respect to any Base Rate Loan for any time prior to the Maturity Date, 0.750% per annum.

     “Borrower” has the meaning set forth in the introductory paragraph hereto.

     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by the Lender pursuant to Section 2.1.

     “Business Day” means any day that is deemed a Business Day under the CRI Credit Facility.

     “Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1 (or, in the case of Section 4.1(b), waived by the Person entitled to receive the applicable payment).

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     “Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed $200,000,000; provided, however, that the Lender shall not be required to make any Loan when it does not have any excess borrowing availability, or is prohibited from borrowing, under, the CRI Credit Facility.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

     “Comstock Indenture” means that certain Indenture dated as of February 25, 2004, by and between the Lender and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of February 25, 2004, and related documentation entered into in connection therewith pursuant to which the 2004 Senior Notes shall have been issued, as the same may be amended, restated, modified or supplemented from time to time.

     “Comstock Notes” means those certain 6 7/8% senior unsecured notes due 2012, issued by the Lender in an aggregate principal amount of $175,000,000 on the date of issuance thereof under the Comstock Indenture.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “CRI Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 25, 2004 among Comstock Resources, Inc., as borrower, Bank of Montreal, as administrative agent and issuing bank, Bank of America, N.A., as syndication agent, Comerica Bank, Fortis Capital Corp. and Union Bank of California, N.A., a co-documentation agents, the other lenders party thereto and Harris Nesbitt Corp., as arranger, as amended from time to time.

     “CRI Credit Facility” means the revolving credit facility provided under the CRI Credit Agreement.

     “CRI Debt Documents” means (a) the Indenture Debt Documents, and (b) the CRI Credit Agreement and all documents related to or delivered in connection therewith or in connection with any refinancings, refundings, renewals or extensions of the CRI Credit Facility.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Base Rate Spread, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the LIBOR Spread) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     “Dollar” and “$” means lawful money of the United States of America.

     “Event of Default” means any of the events or circumstances specified in Section 8.1.

     “GAAP” means generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Guarantors” means Bois d’Arc Oil & Gas Company, LLC, a Texas limited liability company, Bois d’Arc Holdings, LLC, a Nevada limited liability company, and each other Subsidiary of the Borrower that shall have executed and delivered a Guaranty to the Lender.

     “Guaranty” means (a) each Subsidiary Guaranty dated as of the date hereof made by each of the Guarantors in favor of the Lender, substantially in the form of Exhibit D and (b) each other guaranty (which shall also be substantially in the form of Exhibit D) in favor of the Lender delivered in accordance with this Agreement.

     “Guaranty Obligation” shall have the meaning set forth in the CRI Credit Agreement.

     “Highest Lawful Rate” has the meaning given to it in Section 9.9.

     “Indebtedness” shall have the meaning set forth in the CRI Credit Agreement.

     “Indemnified Liabilities” has the meaning set forth in Section 9.5.

     “Indemnitees” has the meaning set forth in Section 9.5.

     “Indenture Debt” means all present and future Indebtedness and other liabilities owing pursuant to the Indenture Debt Documents.

     “Indenture Debt Documents” means the Comstock Indenture and any documents related to or delivered in connection with any refinancings, refundings, renewals or extensions of the facilities described in the Comstock Indenture.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective date every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

     “Interest Period” means as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or (in the case of any Base Rate Loan) converted to or continued as a LIBO Rate Loan and ending on the date that falls immediately prior to the date that is one, two, three or six months thereafter, as selected by the Borrower in its Notice of Advance; provided that:

     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the penultimate Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the scheduled Maturity Date.

     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “Lender” has the meaning set forth in the introductory paragraph hereto.

     “LIBO Rate” means, with respect to each particular Borrowing comprised of LIBO Rate Loans, the then current Adjusted LIBO Rate under the CRI Credit Agreement.

     “LIBO Rate Loan” means a Loan that bears interest at the LIBO Rate.

     “LIBOR Spread” means with respect to any LIBO Rate Loan for any time prior to the Maturity Date, 2.000% per annum.

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

     “Loan” has the meaning set forth in Section 2.1.

     “Loan Documents” means this Agreement, the Note, each Notice of Advance, each of the Security Documents, each Compliance Certificate, each Guaranty, each Subordination Agreement and all other written agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith and any Hedging Agreement now or hereafter existing between the Borrower or any Guarantor and any Lender or any Affiliate of any Lender.

     “Loan Parties” means, collectively, the Borrower and each Guarantor.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or upon the rights and remedies of the Lender under any Loan Document.

     “Maturity Date” means (a) December 31, 2005, or (b) such earlier date upon which (i) the Commitment may be terminated in accordance with the terms hereof or (ii) the CRI Credit Facility is terminated.

     “Maximum Loan Amount” means $200,000,000 as such amount may be reduced from time to time pursuant to Section 2.4.

     “Mortgage” means each Mortgage, Deed of Trust, Security Agreement, Financing Statement and Fixture Filing which is executed and delivered pursuant to Section 6.10, as the same is amended, supplemented, restated or otherwise modified from time to time.

     “Note” means the promissory note made by the Borrower in favor of the Lender evidencing Loans made hereunder, substantially in the form of Exhibit B.

     “Notice of Advance” means a notice, which, if in writing, shall be substantially in the form of Exhibit A, of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.2(a).

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

     “Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

     “Responsible Officer” means the Chief Financial Officer of BDA Energy.

     “Security Agreement” means each Security Agreement executed and delivered in favor of the Lender pursuant to Section 6.10 and substantially in the form of Exhibit E.

     “Security Documents” means any Security Agreement, Mortgage, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments delivered by any Person to the Lender pursuant to Section 6.10 or otherwise to secure or guarantee the payment of all or any part of the Obligations.

     “Senior Indebtedness” means all present and future Indebtedness and other liabilities owing pursuant to the CRI Debt Documents.

     “Senior Lenders” means the Lenders under the CRI Credit Agreement.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Type” means with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

     SECTION 1.2 Other Interpretive Provisions.

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (i) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

     (ii) The term “including” is by way of example and not limitation.

     (iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     (e) Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     SECTION 1.3 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.
THE COMMITMENT

     SECTION 2.1 Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.3 and reborrow under this Section 2.1.

     SECTION 2.2 Borrowings, Conversions and Continuations of Loans.

     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable prior written notice to the Lender in the form of a Notice of Advance. Each such notice must be received by the Lender not later than 12:00 p.m., central time, (i) four (4) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the day prior to the requested date of any Borrowing of Base Rate Loans. Each Notice of Advance shall be appropriately completed and signed by a Responsible Officer. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Advance shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Advance or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Notice of Advance, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Loan, Section 4.1), the Lender shall make all funds available to the Borrower by wire transfer of such funds, in each case in accordance with instructions provided to the Lender by the Borrower in the Notice of Advance.

     (c) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBO Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans.

     (d) The Lender shall promptly notify the Borrower of the interest rate applicable to any LIBO Rate Loan upon determination of such interest rate. The determination of the LIBO Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Borrower of any change in Bank of Montreal’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three (3) LIBO Interest Periods in effect with respect to Loans.

     SECTION 2.3 Prepayments.

     2.3.1 Voluntary Prepayments. The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 12:00 p.m., central time, (A) four (4) Business Days prior to any date of prepayment of LIBO Rate Loans, and (B) on the date immediately prior to any prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.4.

     2.3.2 Mandatory Prepayments. The Borrower shall make prepayments of the Loans if for any reason the Outstanding Amount of all Loans at any time exceeds the Commitment then in effect, the Borrower shall first immediately prepay Loans.

     SECTION 2.4 Reduction or Termination of Commitment and Maximum Loan Amount. The Borrower may, upon notice to the Lender, terminate the Commitment and Maximum Loan Amount, or permanently reduce the Commitment and Maximum Loan Amount to an amount not less than the then Outstanding Amount of all Loans; provided that (i) any such notice shall be received by the Lender not later than 10:00 a.m., central time two (2) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Once reduced in accordance with this Section, the Commitment may not be increased.

     SECTION 2.5 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

     SECTION 2.6 Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the LIBOR Spread; and (ii) each

Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Base Rate Spread.

     (b) While any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     SECTION 2.7 Computation of Interest and Fees. Computation of interest on Base Rate Loans and Commitment Fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

     SECTION 2.8 Notes and Other Evidence of Debt. The obligation of the Borrower to repay the aggregate amount of all Loans, together with interest accruing in connection therewith, shall be evidenced by a single promissory note made by the Borrower in the amount of the Maximum Loan Amount payable to the order of the Lender substantially in the form of Exhibit B. The Lender may record the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto in one or more schedules to its Note or on one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

     SECTION 2.9 Payments Generally.

     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 10:00 a.m., central time, on the date specified herein. All payments received by the Lender after 10:00 a.m., central time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III.
TAXES AND ILLEGALITY

     SECTION 3.1 Taxes.

     (a) Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d) The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.1(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

     SECTION 3.2 Unavailability of LIBO Rate Loans. If LIBO Rate Loans are unavailable to the Lender under the CRI Credit Facility, any obligation of the Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such time as LIBO Rate Loans become available to Lender under the CRI Credit Facility.

     SECTION 3.3 Increased Cost and Reduced Return; Capital Adequacy. If Lender is required to compensate the Senior Lenders in accordance with Section 3.4 of the CRI Credit Agreement, the Borrower shall likewise reimburse Lender for its proportionate share of any such amounts with respect to the LIBO Rate Loans made hereunder.

     SECTION 3.4 Funding Losses. If Lender is required to compensate the Senior Lenders in accordance with Section 3.5 the CRI Credit Agreement, the Borrower shall likewise reimburse Lender for its proportionate share of any such amounts with respect to the LIBO Rate Loans made hereunder.

     SECTION 3.5 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and of this Agreement and payment in full of all the other Obligations.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

     SECTION 4.1 Conditions of Initial Loan. The obligation of the Lender to make the initial Loan hereunder is subject to receipt of the following:

     (a) executed counterparts of this Agreement, a Guaranty from each of the Guarantors, the Security Agreement from each of the Loan Parties (if requested by the Lender), and each Mortgage (if requested by the Lender);

     (b) the Note executed by the Borrower in favor of the Lender;

     (c) a certificate of insurance of the Borrower and its Subsidiaries;

     (d) proper financing statements (form UCC-1), to be filed on or promptly after the date of the initial Borrowing, naming the Borrower as debtor and the Lender as secured party, describing all of the Collateral in which the Borrower has granted or purported to grant an interest; and

     (e) such other certificates, documents, or consents as the Lender reasonably may require.

     SECTION 4.2 Conditions to all Loans. The obligation of the Lender to honor any Notice of Advance is subject to the following conditions precedent:

     (a) the representations and warranties of the Borrower contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

     (b) no Default or Event of Default shall exist, or would result from such proposed Loan.

     (c) the Lender shall have received a Notice of Advance in accordance with the requirements hereof.

     (d) the Lender shall have received, in form and substance satisfactory to it, such other certificates, documents or consents related to the foregoing as the Lender reasonably may require.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender that:

     SECTION 5.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

     SECTION 5.3 Governmental Authorization; Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental

Authority or any other Person or entity (including, without limitation, any creditor or stockholder of the Borrower or any Guarantor) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

     SECTION 5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

     SECTION 5.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.6 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     SECTION 5.7 Direct Benefit. The Loans hereunder are for the direct benefit of the Borrower. The Borrower and the Guarantors are engaged as an integrated group in the business of oil and gas exploration and related fields, and any benefits to the Borrower or any Guarantor is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and the Guarantors is dependent upon the continued successful performance of the functions of the integrated group as a whole.

     SECTION 5.8 Solvency. Each of the following is true for the Borrower, each Guarantor and the Borrower and the Guarantors on a consolidated basis: (a) the fair saleable value of its or their property is (i) greater than the total amount of its liabilities (including contingent liabilities), and (ii) greater than the amount that would be required to pay its probable aggregate liability on its then existing debts as they become absolute and matured; (b) its or their property is not unreasonable in relation to its business or any contemplated or undertaken transaction; and (c) it or they do not intend to incur, or believe that it or they will incur, debts beyond its or their ability to pay such debts as they become due.

     SECTION 5.9 CRI Debt Documents. Before and after giving effect to the Loans contemplated hereunder, all representations and warranties of the Borrower or any Guarantor contained in any CRI Debt Document are true and correct in all material respects (except to the extent such representations or warranties relate or refer to a specified, earlier date). Before and after giving effect to the Loans contemplated hereunder, there is no event of default or event or condition that could become an event of default with notice or lapse of time or both, under any of the CRI Debt Documents.

ARTICLE VI.
AFFIRMATIVE COVENANTS

     So long as the Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each of its Subsidiaries to:

     SECTION 6.1 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to the absence of footnotes; and

     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     SECTION 6.2 Notices. Promptly notify the Lender of the occurrence of any Default or Event of Default.

     SECTION 6.3 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     SECTION 6.4 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.5 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     SECTION 6.6 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     SECTION 6.7 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

     SECTION 6.8 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any Subsidiary, as the case may be.

     SECTION 6.9 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     SECTION 6.10 Execution of Ancillary Documents. Upon the request of the Lender, the Borrower shall, and shall cause the Guarantors (as applicable) to, within one (1) Business Day, execute and deliver the Security Agreement and Mortgages covering all of the assets owned by the Borrower and the Guarantors, in a form suitable for recording by the Lender.

ARTICLE VII.
NEGATIVE COVENANTS

     So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, and the Borrower shall not permit any Subsidiary to, directly or indirectly:

     SECTION 7.1 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

     (a) Liens existing pursuant to any Loan Document;

     (b) Liens pursuant to the CRI Credit Facility; and

     (c) any other Liens permitted under the CRI Credit Agreement.

     SECTION 7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness under the Loan Documents;

     (b) the Senior Indebtedness and any refinancings, refundings, renewals or extensions thereof; and

     (c) any other Indebtedness permitted under the CRI Credit Agreement.

     SECTION 7.3 Compliance with CRI Debt Documents. Violate, breach, contravene, conflict with or result in the creation of a Lien under, any of the CRI Debt Documents.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

     SECTION 8.1 Events of Default. Any of the following shall constitute an Event of Default:

     (a) Non-Payment. The Borrower fails to pay within two (2) Business Days after the same becomes due any amount of principal of any Loan, or any interest on any Loan, or any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.2, 6.4, 6.6, 6.9 or Article VII; or

     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice to the Borrower; or

     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any certificate or document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

     (e) Cross-Default. Any default occurs under any of the CRI Debt Documents; or

     (f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h) Judgments. There is entered against the Borrower or any Guarantor (i) one or more final judgments or orders for the payment of money which together with other such judgments or orders exceeds the aggregate amount of $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) Event of Default Under Other Loan Document. Any event of default described in any Security Document or any other Loan Document shall have occurred and be continuing, or any material provision of any Security Agreement or any other Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party that is an obligor thereunder; or

     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (k) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect which Material Adverse Effect shall not have been cured within 30 days following notice from the Lender.

     SECTION 8.2 Remedies Upon Event of Default. If any Event of Default occurs, the Lender may:

     (a) declare the commitment of the Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

     (c) exercise all rights and remedies available to it and the Lender under the Loan Documents or applicable law, including, without limitation, the enforcement of the Lender’s rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Note or any Security Document or in aid of the exercise of any power granted in this Agreement or in the then outstanding Note or any Security Document;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.1, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

     SECTION 8.3 Distribution of Proceeds. All proceeds of any realization on the Collateral received by the Lender pursuant to the Security Documents or any payments on any of the liabilities secured by the Security Documents received by the Lender upon and during the continuance of any Event of Default shall be allocated and distributed as follows (and with respect to any contingent obligation shall be held as cash collateral for application as follows):

     (a) First, to the payment of all costs and expenses, including without limitation, all attorneys’ fees, of the Lender in connection with the enforcement of the Security Documents and otherwise this Agreement;

     (b) Second, to the Lender with respect to the Loans including principal and interest; and

     (c) Third, to the Borrower or such other Person as may be legally entitled thereto.

ARTICLE IX.
MISCELLANEOUS

     SECTION 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower and acknowledged and agreed by each other Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 9.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on the signature pages hereto. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender.

     SECTION 9.3 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     SECTION 9.4 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses, including reasonable attorneys fees, incurred in connection with the execution and delivery of any Security Documents or any amendment, waiver, consent or other modification of this Agreement or any other Loan Document, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable attorney fees. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

     SECTION 9.5 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, defend, save and hold harmless, the Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any

Person (other than the Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, or the relationship of any Loan Party, the Lender under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, litigation or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action, litigation or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, litigation or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

     SECTION 9.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     SECTION 9.7 Successors and Assigns; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); and provided that the Borrower hereby acknowledges and consents to the pledge or assignment of the Loan Agreement and other Loan Documents as security for the CRI Credit Agreement pursuant to the terms of certain Security Documents (as defined in the CRI Credit Agreement) delivered from time to time by the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     SECTION 9.8 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all indebtedness at any time owing by the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 9.9 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the Lender then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (i) the provisions of this Section 9.9 shall govern and control; (ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by the Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to the Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by the Lender (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (iii) all sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the indebtedness of the Borrower to the Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (iv) if at any time the interest provided pursuant to Article II together with any other fees payable pursuant to this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to the Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to the Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to the Lender if a varying rate per annum equal to the interest provided pursuant to Article II had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section 9.9. For purposes of Tex. Fin. Code Ann. Ch. 303, as amended, to the extent, if any, applicable to the Lender, the Borrower agrees that the Highest Lawful Rate shall be the “weekly ceiling” as defined in said Article, provided that the Lender may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to the Lender if greater. Tex. Fin. Code Ann. Ch. 346 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Note.

     SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

     SECTION 9.12 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 9.13 Governing Law.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW).

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN HOUSTON OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER CONSENT, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS,

WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     SECTION 9.14 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     SECTION 9.15 Consents to Renewals, Modifications and Other Actions and Events. This Agreement and all of the obligations of the Borrower hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Obligations, this Agreement, the Note or any other Loan Document; (b) any extension, indulgence, increase in the Obligations or other action or inaction in respect of any of the Loan Documents or otherwise with respect to the Obligations, or any acceptance of security for, or guaranties of, any of the Obligations or Loan Documents, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage or of realizing upon any guaranties or upon any security interest in any such security; (c) any default by the Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Loan Documents; (d) any waiver by the Lender or any other Person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Loan Documents, any guaranties or otherwise with respect to the Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Agreement or any of the other Loan Documents; (f) any sale, lease, transfer or other disposition of the assets of the Borrower or any consolidation or merger of the Borrower with or into any other Person, corporation, or entity, or any transfer or other disposition by the Borrower or any other holder of any shares of capital stock or other ownership interest of the Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting the Borrower; (h) the release or discharge of the Borrower from the performance or observance of any agreement, covenant, term or condition under any of the Obligations or contained in any of the Loan Documents by operation of law; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the Obligations, covenants, agreements and duties of the Borrower hereunder, including without limitation any act or omission by the Lender or any other Person which increases the scope of the Borrower’s risk; and in each case described in this paragraph whether or not the Borrower shall have notice or knowledge of any of the foregoing, each of which is specifically waived by the Borrower. The Borrower warrants to the Lender that it has adequate means to obtain from the Guarantors on a continuing basis information concerning the financial condition and other matters with respect to the Guarantors and it is not relying on the Lender to provide such information either now or in the future.

     SECTION 9.16 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LENDER:

COMSTOCK RESOURCES, INC.

/s/ ROLAND O. BURNS

Name:	Roland O. Burns
Title:	Senior Vice President, Chief Financial Officer and
Treasurer

ADDRESS FOR NOTICES:

5300 Town and Country Blvd.
Suite 500
Frisco, TX 75034
Attn: Roland D. Burns
Facsimile: (972) 668-8812
Email: rburns@comstockresources.com

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BORROWER:

BOIS D’ARC ENERGY, LLC

/s/ GARY W. BLACKIE

Name:	Gary W. Blackie

Title:	President

BOIS D’ARC PROPERTIES, LP

By:	Bois d’Arc Holdings, LLC, its general partner

By:	/s/ GARY W. BLACKIE

Name:	Gary W. Blackie

Title:	President of Bois d’Arc Energy, LLC, Sole Member

BOIS D’ARC OFFSHORE, LTD.

By:	Bois d’Arc Oil and Gas Company, LLC its general partner

/s/ GARY W. BLACKIE

Name:	Gary W. Blackie

Title:	President of Bois d’Arc Energy, LLC, Sole Member

Address for Notices:

600 Travis, Suite 6275
Houston, Texas 77002
Attn:	Gary W. Blackie

Facsimile:	713-228-1759

Email:	gblackie@boisdarcoffshorel.com

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